Exhibit 99.(a)(25)

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Novartis acquisition of Chiron approved by Chiron shareholders

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  Novartis to establish additional growth platform through creation of new Vaccines & Diagnostics division

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  Acquisition further strengthens Novartis pipeline, expands oncology franchise

Basel, April 19, 2006 — Novartis announced today that shareholders of Chiron Corporation voted to approve its acquisition of Chiron, paving the way for the creation of a new division at Novartis focusing on vaccines and diagnostics.

At a special shareholder meeting held today in Emeryville, California, over 85% of the total 198 million votable shares were cast in favor of the proposed transaction, while 12% were not voted, according to a preliminary count.

Under the terms of the transaction, which is expected to close on April 20, Novartis will acquire all outstanding shares of Chiron that Novartis does not already own for USD 48 per share. The all-cash deal represents a total value of USD 5.4 billion. Annual cost synergies totaling USD 200 million are anticipated within three years after closing, with 50% expected to be achieved in the first 18 months.

The merger certificate has been filed, with the merger to become effective as of 12:01 a.m. Eastern Daylight Time on Thursday, April 20, 2006.

"With the close of this transaction, Novartis will gain access to attractive strategic growth platforms in the dynamic vaccines market and the rapidly expanding diagnostics business. At the same time, Chiron will add to our pharmaceuticals pipeline, especially in our oncology franchise," said Dr. Daniel Vasella, Chairman and CEO of Novartis. "With innovative medicines at our core, complemented by generic drugs, over-the-counter treatments and now preventive medicines in the form of vaccines, Novartis offers a full spectrum of treatments, benefiting patients and physicians around the world."

Vaccines & Diagnostics to focus on ensuring supply and accelerating innovation

Novartis is creating a new division called Novartis Vaccines & Diagnostics, consisting of two businesses: Novartis Vaccines and a diagnostics business that will retain the Chiron name.

"We are committed to investing the significant skills and capital needed to build a global leader in the increasingly important vaccines and diagnostics markets and contribute to meeting emerging public health needs," said Dr. Joerg Reinhardt, CEO of Novartis Vaccines & Diagnostics. "Novartis will strive to ensure that we provide our customers and patients with a safe and effective supply of vaccines, especially at a time when the world faces the potential threat of a global flu pandemic. By combining our skills and resources we will enhance manufacturing reliability and capacity while accelerating our ability to innovate."

Leveraging the solid manufacturing capabilities and skills of Novartis, the company will continue to prioritize the completion of ongoing manufacturing remediation efforts. Novartis Vaccines & Diagnostics will focus on continued improvements in quality assurance and making the necessary investments to upgrade manufacturing capabilities while exploring new technologies to increase the capacity and reliability of the manufacturing process.

While the Chiron blood testing business is already strong in the US, Novartis sees an opportunity to strengthen its position globally. To grow this business Novartis plans to make additional investments in R&D, and explore opportunities to expand in molecular diagnostics.

BioPharmaceuticals assets integrated with Pharmaceutical and research networks

Chiron's BioPharmaceutical business will be integrated into Novartis Pharmaceuticals, where Chiron's products and pipeline will complement the in-market and development portfolios of Novartis in the respiratory, infectious diseases and oncology franchises. Included in Chiron's portfolio are products for the treatment of cystic fibrosis, renal/skin cancer and skin infections. Chiron's early-stage research will be incorporated into the Novartis Institutes for BioMedical Research (NIBR), which will maintain Chiron's existing research center in Emeryville, California.

This communication is for information purposes only. It shall not constitute an offer to purchase, sell or exchange, or the solicitation of an offer to purchase, sell or exchange any securities of Novartis or Chiron. The distribution of this news release may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

This document contains "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words "will", "expected", "anticipated", or similar expressions, or by express or implied discussions regarding strategies, plans and expectations (including synergies). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business transactions described herein, including future financial and operating results. Such statements reflect the current plans, expectations, objectives, intentions or views of management with respect to future events, are based on the current beliefs and expectations of management, and are subject to significant risks, uncertainties and assumptions. Management's expectations could be affected by, among other things, competition in general, the general economic environment and other risks such as, but not limited to, those referred to in Novartis AG's Form 20-F on file with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those set forth or implied by the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and terrorism or natural disasters; general economic conditions and normal business uncertainty and competition and their effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release and no undertaking has been made to update or revise them if there are changes in expectations or in any events, conditions or circumstances on which any such forward-looking statement is based.

About Novartis

Novartis AG (NYSE: NVS) is a world leader in offering medicines to protect health, treat disease and improve well-being. Our goal is to discover, develop and successfully market innovative products to treat patients, ease suffering and enhance the quality of life. Novartis is the only company with leadership positions in both patented and generic pharmaceuticals. We are strengthening our medicine- based portfolio, which is focused on strategic growth platforms in innovation-driven pharmaceuticals, high-quality and low-cost generics and leading self-medication OTC brands. In 2005, the Group's businesses achieved net sales of USD 32.2 billion and net income of USD 6.1 billion. Approximately USD 4.8 billion was invested in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ approximately 91,000 people and operate in over 140 countries around the world. For more information, please visit http://www.novartis.com.

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Contacts

Eric Althoff
Novartis Vaccines & Diagnostics Communications
+41-61-324 6392(direct)
+41-79-593 4202 (mobile)
eric.althoff@novartis.com

John Gilardi
Novartis Global Media Relations
+41 61 324 3018 (direct)
+41 79 596 1408 (mobile)
john.gilardi@novartis.com